     As filed with the Securities and Exchange Commission on August 18, 1995

                                                       Registration No. 33-81294

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        ______________________________

                         AMENDMENT NO. 2 TO FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                        ______________________________

                        BIOMAGNETIC TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

                   CALIFORNIA                               95-2647755
             (State or other juris-                       (I.R.S. Employer
              diction of incorpo-                        Identification No.)
            ration or organization)

          9727 Pacific Heights Boulevard, San Diego, California 92121
                                 (619) 453-6300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              James V. Schumacher
                     President and Chief Executive Officer
                         BIOMAGNETIC TECHNOLOGIES, INC.
          9727 Pacific Heights Boulevard, San Diego, California 92121
                                 (619) 453-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        ______________________________

                                   Copies to:

                            John A. Denniston, Esq.
                             Cindy S. Pittman, Esq.
                          BROBECK, PHLEGER & HARRISON
                         550 West C Street, Suite 1300
                          San Diego, California 92101
                         ______________________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, please check the following box:    [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____



If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______



If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ______________________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION, DATED AUGUST 18, 1995

                                5,346,677 Shares

                         BIOMAGNETIC TECHNOLOGIES, INC.

                                  Common Stock
                                 (no par value)

                                 --------------

         This Prospectus relates to the public offering, which is not being underwritten, of 5,346,677 shares of Common Stock, no par value, of Biomagnetic Technologies, Inc. ("BTi" or the "Company"). Of these 5,346,677 shares, 4,882,477 shares are currently issued and outstanding (the "Issued Shares") and are held by certain shareholders of the Company ("Selling Shareholders") who purchased such Issued Shares pursuant to certain Stock Purchase Agreements dated on or about March 1, 1995. The Issued Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") provided by Section 4(2) thereof. The remaining 464,200 shares (the "Option Shares") are issuable by the Company upon the exercise of outstanding options to purchase Common Stock (the "Options"). The Issued Shares and Option Shares (collectively, the "Shares") may be offered by holders of the Issued Shares and current holders of the Options who subsequently exercised said Options to purchase Option Shares (collectively, "Selling Shareholders"). The Shares are being registered by the Company pursuant to a registration rights obligation with the Selling Shareholders.
See "Selling Shareholders."

         The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed, among other things, to bear certain expenses (other than underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Selling Shareholders."

         BTi Common Stock is traded on the Nasdaq National Market under the symbol "BTIX." On August 17, 1995, the last sale price of BTi Common Stock as reported on the Nasdaq National Market was $1.25 per share.

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

                                 --------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS."

                                 --------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                 The date of this Prospectus is August   , 1995.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                             AVAILABLE INFORMATION

         Biomagnetic Technologies, Inc. ("BTi" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto (the "Registration Statement") filed with the Commission under the Securities Act. For further information pertaining to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                     INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission (Commission File No. 1-10285) are hereby incorporated by reference in this
Prospectus:

         (1) The Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1994, as amended by Form 10K/A filed February 20, 1995, and further amended by Form 10K/A No. 2 filed April 27, 1995;
         (2) The Quarterly Report of the Company on Form 10-Q for the quarter ended December 31, 1994 filed February 14, 1995;
         (3) The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1995 filed May 15, 1995, as amended July 14, 1995;
         (4) The Proxy Statement of the Company dated March 10, 1995 in connection with the Annual Meeting of Shareholders held on March 24, 1995;
         (5)     The Current Report of the Company on Form 8-K filed on April
                 5, 1995;
         (6) The Report by Issuer of Securities Quoted on Nasdaq Interdealer Quotation System filed on April 12, 1995;

         (7) The Current Report of the Company on Form 8-K filed on April 14, 1995;
         (8) The section entitled "Description of Capital Stock" contained in the Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-1, filed with the Commission May 8, 1992, in which there is described the terms, rights and provisions applicable to the Company's Common Stock; and
         (9) The Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 1995 filed August 14, 1995.


         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to James V. Schumacher, President and Chief Executive Officer, at Biomagnetic Technologies, Inc., 9727 Pacific Heights Boulevard, San Diego, California 92121 or by telephone at (619) 453-6300.


                                  THE COMPANY

GENERAL

         Biomagnetic Technologies, Inc. (the "Company" or "BTi") was established in 1970 to produce specialized instruments for ultra-sensitive magnetic field and low temperature measurements. These products were supplied to physicists for basic research. The Company has been developing its core magnetic sensing technologies since the early 1970's and incorporated those technologies into its magnetic source imaging ("MSI") system, an instrument designed to assist in the noninvasive diagnosis of a broad range of medical disorders. The MSI system developed by the Company uses advanced superconducting technology to measure and locate the source of magnetic fields generated by the human body, which are one billion times smaller than the earth's magnetic field. While traditional medical imaging methods provide anatomical detail, the measurement of the body's magnetic fields by MSI provides information about normal and abnormal function of the brain, heart and other organs. The Company is focusing the development of its technology on large potential commercial market applications such as brain surgery, the diagnosis and surgical planning for treatment of epilepsy and life-threatening cardiac arrhythmias.

         MSI differs significantly from other existing functional and anatomical imaging methods. The Company believes MSI is the only method that can precisely capture and locate rapid changes in organ function without the injection of radioactive isotopes or costly invasive procedures such as surgical placement of electrodes into the body. Other functional imaging methods such as electroencephalography ("EEG") or positron emission tomography ("PET") either require invasive procedures to provide the needed accuracy of locating functional areas or respond too slowly to follow transient physiological events. Anatomy oriented diagnostic methods such as computed tomography ("CT") and magnetic resonance imaging ("MRI") produce anatomical images showing cross-sectional slices of various parts of the body. The Company's MSI system, when used in conjunction with anatomy oriented diagnostic methods, provides the clinician with an image that links anatomy with function to give a more complete picture of the patient's condition without the use of radioactive isotopes or costly invasive procedures.

         The Company's MSI system is being used to guide the surgical removal of brain tumors and vascular malformations to reduce the risk of neurological injury resulting in paralysis and expensive rehabilitation therapy. The Company's MSI system is also being used to evaluate whether the surgical treatment of drug-resistant epileptic seizures is appropriate by helping to locate brain tissue that triggers such seizures. Other potential neurological applications include the diagnosis of stroke, trauma and mental disorders. The Company's MSI system is also being used to investigate certain cardiac applications including the assessment of risk for lethal arrhythmias and the location of the tissue responsible for the arrhythmias as a guide for subsequent therapy. In addition, the Company is focusing its research efforts on developing and expanding its proprietary technology into more cost-effective products.

         Several leading medical centers worldwide are pursuing the clinical applications mentioned above for the Company's MSI system, either independently or in collaboration with BTi. Since December 1990, more than 3,600 clinical examinations have been performed with the Company's MSI system. In addition, since September 1993, 32 insurance companies have approved reimbursement for certain MSI procedures performed with the Company's MSI system. The Company's Magnes systems are installed in 12 medical and research institutions worldwide. These sites include the Scripps Research Institute in La Jolla, California ("Scripps"), New York University Medical Center ("NYU"), the University of Tokyo ("UT"), the University of California, San Francisco Medical Center ("UCSF") and most recently the Karolinska Hospital in Sweden. Patients have been referred to collaborating domestic sites from more than 50 leading medical institutions throughout the United States.

                                  RISK FACTORS


         The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.


HISTORY OF LOSSES AND FUTURE CAPITAL NEEDS

         To date, the Company has been engaged principally in research and development activities, has made only low volume sales to research and medical institutions and has not yet sold any magnetic source imaging ("MSI") systems for commercial use. The Company has incurred losses aggregating approximately $58,857,645 in the last 13 consecutive fiscal years and anticipates it will incur losses at least through fiscal 1995. There can be no assurance that the Company will become profitable in the future. The Company will require substantial funds to continue clinical applications development relating to its MSI technology and the application of such technology to additional indications, to commence and complete the United States Food and Drug Administration (the "FDA") approval process for additional indications and to manufacture and market its existing products. The Company's need to obtain additional funds will be dependent on a number of factors, including the market's acceptance and sales of the Company's MSI system, which cannot be accurately predicted at this time. The Company may also attempt to obtain additional sources of funding such as government grants and strategic alliances with other entities. There can be no assurance, however, that additional funds will be available when needed and on terms favorable to the Company, that grant applications will be approved or funded, that applications of the Company's technology will be successfully developed or that any agreements will be reached related to strategic alliances. Should additional funding not be available, the Company may be required to reduce the scope of its operations.

REPORT OF INDEPENDENT ACCOUNTANTS REGARDING ABILITY TO CONTINUE AS A GOING
CONCERN


         The report of the independent accountants on the Company's financial statements included in the Company's Annual Report on Form 10-K/A No. 2 for the fiscal year 1994 includes an explanatory paragraph to the effect that unless the Company is able to obtain financing, there is substantial doubt about the Company's ability to continue as a going concern.


POTENTIAL FLUCTUATION IN RESULTS OF OPERATIONS

         The Company's results of operations can fluctuate significantly depending on factors such as the timing of product announcements and introductions by the Company and its competitors, market acceptance of new products, timing of significant orders, timing of shipments, currency fluctuations, changes in pricing policies or price reductions by the Company and its competitors, and the timing of expenditures on staffing, advertising, promotion, research and development. Furthermore, the sale of one Magnes system can have a significant impact on the results of operations of the Company during a particular period, which could cause significant fluctuations in BTi's results of operations from period to period. As a result, revenues for any quarter are subject to significant variation and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

LIMITED MANUFACTURING AND SALES CAPACITY

         Currently, the Company does not have large scale manufacturing capabilities. The Company expects that it would require substantial time to develop such capabilities and that it may need to enter into corporate partnering or other arrangements in order to manufacture its products on a commercial scale. There can be no assurance that the Company will be able to develop adequate manufacturing capabilities either on its own or through third parties.

DEPENDENCE ON PRINCIPAL PRODUCT; FEW DEMONSTRATED APPLICATIONS;
UNCERTAIN MARKET ACCEPTANCE

         MSI and the Company's related products are emerging medical technologies with as yet only a few demonstrated clinical applications. The financial condition and prospects of the Company are dependent upon acceptance of and sales of the Company's MSI system, and, in particular, its Magnes system. Additional clinical applications development needs to be conducted with the MSI system at major medical centers before the Company can begin to penetrate the commercial clinical market. No assurance can be given that clinical applications will emerge from this applications development work. Sales to clinical research sites have accounted for all of the Company's sales to date and there can be no assurance that a market will develop for diagnostic or monitoring uses of the MSI system. Market acceptance of the Company's MSI systems will be heavily dependent upon the perception within the medical community of the MSI system's clinical efficacy, breadth of application and cost-effectiveness of the Company's MSI system. There can be no assurance that the Company will be able to gain commercial market acceptance for its MSI system or develop other products for commercial use.

RAPID TECHNOLOGICAL CHANGE AND COMPETITION

         The Company operates in an industry characterized by rapid technological change. The development of new products utilizing other technologies or the improvement of existing products may reduce the size of potential markets for the Company's products. There can be no assurance that the Company's technologies will not be replaced by new diagnostic technologies or that the Company's products will not be rendered obsolete or non-competitive. In addition, the Company could be adversely affected by competitors' development of new or different products using technology or other imaging modalities that may provide or be perceived as providing greater value than the Company's products. CTF Systems Inc., a Canadian company, and Neuromag Ltd., a Finnish company, manufacture competing large-array MSI systems. A number of other companies have announced or are expected to undertake plans or projects to develop biomagnetic detection systems that may compete with the Company's MSI systems. Many of the Company's competitors and potential competitors have substantially greater capital resources and larger research and development facilities and marketing staffs than the Company and may be more successful in developing, producing and marketing their products. There can be no assurance that the Company will be able to compete effectively against its existing or potential competitors or that the Company will be able to manufacture and sell competitively-priced MSI systems, continue to develop and market its MSI systems effectively or develop new markets and technologies to advance its systems.

NEED FOR FDA MARKETING CLEARANCE; CONTINUING REGULATION BY GOVERNMENT AGENCIES

         The Company is subject to various regulations of the FDA and of the California State Department of Health Services -- Food & Drug Branch ("California Health Services"). In particular, the FDA and the California Health Services have promulgated regulations to which the Company must adhere relating to the manufacturing standards, effectiveness and safety of the Company's diagnostic products. Failure to comply with applicable federal and state regulations can result in, among other things, suspensions of approvals, injunctions, seizure and recall of products and monetary penalties. The Company filed a Section 510(k) premarket notification with the FDA in March 1990 for applications of the Magnes system relating to the brain. In June 1990, it received clearance from the FDA to market the Magnes system based upon that 510(k) premarket notification. That clearance enables the Company to market the product as a diagnostic device. The Company is currently seeking FDA clearance of its Magnes system for applications relating to the heart and of its Magnes II system for applications relating to the brain. There can be no assurance that the Company will be able to obtain such FDA clearances or the necessary regulatory clearance for the manufacture and marketing of any other products currently in development on a timely basis or at all. In addition, in order to export its products, the Company must comply with United States export control regulations, which restrict the export of devices containing certain of the Company's technology to certain foreign nations. There can be no assurance that the Company will be able to obtain the necessary export licenses in the future. If a device has not been cleared for marketing in the United States by the FDA, the Company may, in certain circumstances, have to obtain FDA approval to export such a product.

         While Western Europe and Japan have regulatory agencies that are somewhat similar to the FDA, each country's regulatory requirements for product acceptance are unique and will require the expenditure of substantial time, money and effort to obtain regulatory acceptance for marketing. There can be no assurance that the Company will be able to obtain such approvals. Delays in receipt of or failure to receive clearances or approvals would adversely affect the marketing of the Company's current and proposed products and the results of future operations.

         The impact of future legislation and government regulation on the Company's prospective clients may, in certain circumstances, have an adverse impact on the Company's business in the United States. The Company cannot predict the impact, if any, of future legislation and government regulation on its business.

RELIANCE ON PATENTS AND PROPRIETARY INFORMATION

         The Company significantly relies on proprietary technology and seeks to maintain the confidentiality of its trade secrets, unpatented proprietary know-how and other proprietary information and to obtain patent protection when available. There can be no assurance that any pending or future patent applications will be granted or that any patent will provide significant protection for the Company's technology and products. Many of the processes and know-how of critical importance to the Company's technology are dependent upon the skills and knowledge of certain key scientific and technical personnel, which skills and knowledge are not patentable. In the absence of significant patent protection, the Company may be vulnerable to competitors who independently develop substantially equivalent technology and products or otherwise gain access to the Company's trade secrets, know-how or other proprietary information. In addition, other companies and inventors may receive, in the future, patents that contain claims applicable to some of the Company's technology and products. If other companies and inventors have been issued patents that contain claims applicable to the Company's technology or products, the Company's products may be infringing on such patents. Sale of technology or products covered by such patents could require licenses that may not be available on acceptable terms. In addition, the medical diagnostic device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Although patent and intellectual property disputes in the medical diagnostic device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses would prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT AND UNCERTAINITY IN
HEALTH CARE REFORM

         The Company's commercial success is heavily dependent on the availability of reimbursement for procedures using its MSI systems. Since September 1993, 32 insurance companies have approved reimbursement for certain MSI procedures performed with the Company's MSI system. Reimbursement is not currently provided for such procedures from the United States government.
There can be no assurance that the United States government will authorize or otherwise budget reimbursement for such procedures or that third-party payors will continue or expand reimbursement for such procedures. Furthermore, federal, state and foreign regulations govern or influence the reimbursement rates to health care providers for costs of medical examinations of certain patients. There can be no assurance that any action taken by federal or state governments, if any, with regard to health care reform will not have a material adverse effect on the Company. If any actions are taken by the federal or state governments, such actions could adversely affect the prospects for future sales of the Company's products.

LIMITED AVAILABILITY OF FUNDS TO PURCHASE THE COMPANY'S PRODUCT

         Many of the Company's current and potential customers fund their equipment purchases principally out of limited research grants from governmental and private sources. If such funding is substantially reduced, such reduction could have a material adverse effect on the Company's sales. There can be no assurance that funding will be made available in the future for the purchase of the Company's products.

RELIANCE UPON ATTRACTION AND RETENTION OF KEY PERSONNEL

         The future success of the Company will depend in large part on its ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain all personnel necessary for the development of its business. In addition, much of the know-how and processes developed by the Company reside in its key scientific and technical personnel and such know-how and processes are not readily transferable to other scientific and technical personnel. The loss of the services of key scientific, technical and managerial personnel could have a material adverse effect on the Company.

POTENTIAL PRODUCT LIABILITY

         Producers of medical diagnostic devices like those being developed by the Company may face substantial liability for damages in the event of product defect or failure. The Company currently maintains product liability insurance with limited coverage. There can be no assurance that the Company will be able to maintain its existing coverage or obtain greater amounts of product liability insurance, if any, in the future, or that the Company will be able to satisfy any claims for which it might be held liable resulting from the use of its products.

RISK OF CURRENCY FLUCTUATIONS


         A significant portion of the Company's sales have been, and are expected to continue to be, in foreign markets. The Company generally prices its products overseas in the currency of the country in which the product is sold. Accordingly, the prices of such products in dollars will vary as the value of such currencies fluctuate against the dollar. There can be no assurance that there will not be decreases in the value of the dollar against such currencies that will reduce the dollar return to the Company on the sale of its products in foreign markets. There can be no assurance that hedging foreign currency exposure on sales transactions will protect the Company from the effects of currency fluctuations on operating results.



POSSIBLE VOLATILITY OF PRICE OF SECURITIES



         The market prices for securities of emerging medical diagnostic device companies, including BTi, have been highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors and changes in market conditions in the health care industry may have a significant effect on the Company's business and on the market price of the Company's Common Stock.



ABSENCE OF DIVIDENDS



         The Company has paid no cash dividends on its capital stock since its inception. The Company currently intends to retain earnings, if any, and does not anticipate paying cash dividends in the foreseeable future.


CONCENTRATION OF OWNERSHIP

         Dassesta International S.A. ("Dassesta") is a beneficial owner of approximately 63 percent of the outstanding shares of the Common Stock of the Company. Accordingly, they have the ability to exercise significant influence over the management and policies of the Company. Dassesta is represented on the Board of Directors by two individuals who were elected to the Board on May 22, 1995.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1995 (assuming the exercise of the Options) by each Selling Shareholder. Except as otherwise indicated in this Prospectus, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Shareholders may offer all or some of the Shares which they hold, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholder after completion of this offering. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         The Options were acquired from the Company in a private placement transaction pursuant to those certain Purchase Option Agreements. The Issued Shares being offered by the Selling Shareholders were acquired from the Company in a private placement transaction pursuant to those certain Stock Purchase Agreements (the "Agreements"). In the Agreements, the Company has agreed, among other things, to bear certain expenses (other than underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the Issued Shares being offered by the Selling Shareholders.

         Each Selling Shareholder represented in the Agreements that it was acquiring the Issued Shares or the Options (and the Shares issuable upon exercise thereof), as the case may be, for investment and with no present intention of distributing the Options or any such Shares. In recognition of the fact that Selling Shareholders, even though purchasing the Issued Shares or the Options (and the Shares issuable upon exercise thereof), as the case may be, without a view to distribution, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions.

                                                                                       Percentage of     Number of Shares
                                                            Number of Shares            Outstanding       Registered for
 Name of Selling Shareholder                                Beneficially Owned(1)        Shares(2)        Sale Hereby(3)
 ----------------------------------------------------       ---------------------      -------------     ----------------
 R. Scott Asen(4)(5)                                               693,604                  1.5              364,459
    224 East 49th Street
    New York, NY 10017
 Asen and Company(5)                                                36,299                    *               36,299
    224 East 49th Street
    New York, NY 10017

 James G. Niven                                                     73,039                    *               73,039
    c/o Global Natural Resources, Inc.
    667 Madison Avenue
    New York, NY 10021

 Pioneer III(6)                                                    436,147                    *              243,463
    224 East 49th Street
    New York, NY 10017
 Pioneer IV(6)                                                     435,524                    *              243,463
    224 East 49th Street
    New York, NY 10017

 R. E. Godshall                                                    241,991                    *              241,991
    2060 Mt. Paran Road NW, #101
    Atlanta, GA 30327
 Dean Witter Reynolds C/F                                          36,298                    *               36,298
 David V. Foster IRA
 Rollover dated 2/17/95
    Westchester Financial Center
    11 Martine Avenue, 8th Floor
    White Plains, NY 10606
    Attn:  Charles Radcliff

 Thirty Three Nominees Company Limited(7)                        2,569,731                  5.7            2,293,211
    Goodenough House, 33 Old Broad Street
    London EC2P 2JE, ENGLAND

                                                                                               Percentage of      Number of Shares
                                                                   Number of Shares             Outstanding        Registered for
 Name of Selling Shareholder                                       Beneficially Owned(1)         Shares(2)         Sale Hereby(3)
 --------------------------------------------------------------    ---------------------       -------------      ----------------
 Stelios Papadopoulos                                                      243,463                    *                 243,463
    3 Somerset Dr. So.
    Great Neck, NY 11020

 Michael E. Faherty(8)                                                     151,650                    *                 120,615
    6133 Highgate Lane
    Dallas, TX 75214

 Neil Gagnon                                                             1,005,927                  2.2                 243,463
    c/o Gilder, Gagnon, Howe & Co.
    1775 Broadway
    New York, NY 10019
 N.M.B. Investment Group                                                   241,991                    *                 241,991
    c/o Gilder, Gagnon, Howe & Co.
    1775 Broadway
    New York, NY 10019

 Lake Trust                                                                120,615                    *                 120,615
    c/o Smith Management Company
    767 Third Avenue, 35th Floor
    New York, NY  10017
 Ronald C. and Nancy L. Thomas                                              60,308                    *                  60,308
    9933 Arbuckle Drive
    Las Vegas, NV 89134

 Robert Klein                                                               60,308                    *                  60,038
    3840 North 40th Avenue
    Hollywood, FL 33021

 The Chana Sasha Foundation, Inc.                                          120,615                    *                 120,615
    Attn:  Maurice Wolfson
    1 State Street Plaza
    New York, NY 10004
 Richard Friedman                                                          120,615                    *                 120,615
    49 Fort Royal Isle
    Fort Lauderdale, FL 33308

 Erica Jesselson, Lucy Lang, Claire Strauss, Michael G.                    482,461                    *                 482,461
 Jesselson, Benjamin J. Jesselson, Trustees UID 12/18/80
 FBO Michael G. Jesselson
    1301 Avenue of the Americas, Suite 4101
    New York, NY 10019

______________________________________________

 *       Less than 1%.
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned.
(2)      Percentage of ownership is calculated pursuant to SEC Rule
         13d-3(d)(1).
(3) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which result in an increase in the number of the Company's outstanding shares of Common Stock.
(4)      R. Scott Asen is a director of the Company.
(5) Shares beneficially owned excludes shares and options to purchase shares owned by Pioneer III and Pioneer IV, venture capital limited partnerships of which Mr. Asen is a general partner and shares owned by Asen and Company of which Mr. Asen is President. Mr. Asen disclaims beneficial ownership of such shares which are in excess of his pecuniary interest. Shares beneficially owned include options to purchase 39,250 shares of Common Stock which are exercisable or exercisable within 60 days.
(6) R. Scott Asen, a director of the Company, is a general partner of Pioneer III and Pioneer IV. Mr. Asen may be deemed a beneficial owner of such shares but disclaims beneficial ownership of such shares in excess of his pecuniary interest.
(7) Represents a venture capital limited partnership of which Advent Limited is the managing partner. Jerry C. Benjamin, a director of the Company, is a director of Advent Limited and may be deemed a beneficial owner of such shares. Mr. Benjamin disclaims beneficial ownership of such shares.
(8)      Michael E. Faherty is a director of the Company.


                           ISSUANCE OF OPTION SHARES

         The Option Shares are issuable upon exercise of the Options. The aggregate proceeds that the Company could receive on exercise of the Options are $250,668. The Company intends to use any such proceeds for general corporate purposes, including working capital.


                              PLAN OF DISTRIBUTION

         The Shares offered hereby are being offered directly by the Selling Shareholders. The Company will receive no proceeds from the sale of any of the Shares. The sale of the Shares may be effected by the Selling Shareholders from time to time in transactions in the over-the- counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concession or commission from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

         The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, as underwriters or otherwise. All costs associated with this offering will be paid by the Company.


                                 LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison, San Diego, California.


                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A No. 2 for the year ended September 30, 1994 have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various costs and expenses to be paid by the Company with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration.

                                  SEC Registration Fee  . . . . . . . . . . . . . . .                $1,678
                                  Legal Fees and Expenses . . . . . . . . . . . . . .                10,000
                                  Accounting Fees and Expenses  . . . . . . . . . . .                 5,000
                                  Printing and Engraving Expenses . . . . . . . . . .                 2,000
                                  Miscellaneous . . . . . . . . . . . . . . . . . . .                 1,322
                                                                                                     ------

                                                   Total  . . . . . . . . . . . . . .               $20,000
                                                                                                     ======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Section 317 of the California General Corporation Law provides for the indemnification to officers and directors of the Company and the Subsidiary against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

         (b) Article IV, Section 10 of the Bylaws of the Company provides that the Company shall have power to indemnify any person who is or was an agent of the Company as provided in Section 317 of the California General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the California General Corporation Law.

         (c) Article V of the Company's Articles of Incorporation provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Accordingly, a director will not be liable for monetary damages for breach of duty to the Company or its shareholders in any action brought by or in the right of the Company. However, a director remains liable to the extent required by law (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) for any act or omission occurring prior to the date when the exculpation provision became effective and (vii) for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The effect of the provisions in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of duty as a director, including breaches resulting from negligent behavior in the context of transactions involving a change of control of the Company or otherwise, except in the situations described in clauses (i) through
(vii) above. These provisions will not alter the liability of directors under federal securities laws.

         (d) Pursuant to authorization provided under the Articles of Incorporation, the Company has entered into indemnification agreements with each of its present and certain of its former directors. The Company has also entered into similar agreements with certain of the Company's executive officers who are not directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Company's Bylaws contain a provision of similar effect relating to advancement of expenses to a director or officer, subject to an undertaking to repay if it is ultimately determined that indemnification is unavailable.

         (e) There is directors' and officers' liability insurance now in effect which insures directors and officers of the Company. The policy expires on March 30, 1996. Under the policy, the directors and officers are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.


ITEM 16.  EXHIBITS


                 EXHIBIT NUMBER
                 --------------
                 23.1     Consent of Price Waterhouse LLP, Independent Accountants.




ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, Delaware Corporation law, the Underwriting Agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 18th day of August, 1995.


                                     BIOMAGNETIC TECHNOLOGIES, INC.


                                     By: /s/ James V. Schumacher
                                         -------------------------------------
                                         James V. Schumacher,
                                         President and Chief Executive Officer




         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

 SIGNATURE                            TITLE                                                               DATE
 ---------                            -----                                                               ----
 /s/ James V. Schumacher              President, Chief Executive Officer and Director                     August 18, 1995
 ----------------------------------   (Principal Executive Officer)
 (James V. Schumacher)

 /s/ Herman Bergman                   Acting Chief Financial Officer (Principal                           August 18, 1995
 ----------------------------------   Financial and Accounting Officer)
 (Herman Bergman)

 /s/  R. Scott Asen*                  Director                                                            August 18, 1995
 ----------------------------------
 (R. Scott Asen)

 /s/ Jerry C. Benjamin*               Director                                                            August 18, 1995
 ----------------------------------
 (Jerry C. Benjamin)

 /s/ William C. Black, Jr.*           Director                                                            August 18, 1995
 ----------------------------------
 (William C. Black, Jr.)

 /s/ Martin P. Egli*                  Director                                                            August 18, 1995
 ----------------------------------
 (Martin P. Egli)

 /s/ Michael E. Faherty*              Director                                                            August 18, 1995
 ----------------------------------
 (Michael E. Faherty)

 /s/ Gerald D. Knudson*               Director                                                            August 18, 1995
 ----------------------------------
 (Gerald D. Knudson)

 /s/ Alfred S. LeBlang*               Director                                                            August 18, 1995
 ----------------------------------
 (Alfred S. LeBlang)

                                      Director                                                            August 18, 1995
 ----------------------------------
 (Enrique Maso)


*/s/ Herman Bergman
-----------------------------------
Herman Bergman,
Attorney-in-Fact

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    EXHIBITS

                                       TO

                                    FORM S-3

                                     UNDER

                             SECURITIES ACT OF 1933


                         BIOMAGNETIC TECHNOLOGIES, INC.

                                 EXHIBIT INDEX



         Exhibit
         Number           Exhibit
         -------          -------

         23.1    Consent of Price Waterhouse LLP, Independent Accountants.
